Exhibit 99.1

DuPont Liquid Packaging Systems Agrees to Sell Performance Films Segment and Whitby Operating Facility to Exopack Performance Films Inc.

WHITBY, ON, CANADA and SPARTANBURG, SC - November 1, 2007:

DuPont Liquid Packaging Systems, also known as Liqui-Box, today announced a definitive agreement to sell its performance films business segment (encompassing the Sclairfilm® and Dartek® operations) and its Whitby, Ontario, operating facility to Exopack Performance Films Inc. (“Exopack”), an affiliate of Sun Capital Partners, Inc., a leading private investment firm located in Boca Raton, Florida. The transaction is expected to close in November 2007, subject to regulatory approval. Terms of the transaction were not disclosed.

The performance films operations focus on the production of Dartek® nylon 6,6 cast film, a high-quality barrier film, and the Sclairfilm® family of premium sealant films. These products are manufactured at the Whitby facility and used in a variety of packaging and industrial applications. As part of the sale, DuPont Liquid Packaging Systems is entering into a long-term supply agreement with Exopack for films and laminates produced at Whitby site that are used in its liquid packaging systems business.

Under the terms of the sale, Exopack will offer employment to all employees involved in the Whitby site operations including poly, nylon, finishing, laminations and manufacturing support, as well as sales and sales support for the Sclairfilm® and Dartek® businesses.

Doug Baker, Global Business Director, DuPont Liquid Packaging Systems, stated: “This sale will enable us to strengthen our focus on our core business in dairy, liquid food and beverage packaging systems. In particular, we intend to accelerate the introduction of new product innovations and packaging technologies to meet customer needs and pursue emerging global market opportunities.

“We are pleased to enter into an arrangement with Exopack, recognizing the strategic fit for our performance films operations with Exopack’s core businesses and knowing that our customers will be well served. We are confident that these operations will be valuable contributors to Exopack’s success and will continue to make a positive contribution to the Whitby community.”

Headquartered in Spartanburg, SC, Exopack is a full-service paper and plastic flexible packaging solutions manufacturer that specializes in substrate development, film extrusion, printing, lamination, and converting of flexible packaging products. In addition, their newly-acquired coatings division is known for its advanced film coating technologies. Products manufactured by Exopack include: microwave packaging, printed collation shrink films, laminated FFS materials, specialty bags and pouches, heavy duty shipping sacks, medical components and optical and electronic films.

“This purchase of the Whitby facility reflects our commitment to our stakeholders that we will continue to expand our capabilities and product offerings and strengthen the presence of the Exopack brand in the global marketplace,” said Jack Knott, Exopack Chairman and CEO.

About DuPont Liquid Packaging Systems

DuPont Liquid Packaging Systems is a leading global supplier of flexible packaging systems to the liquid food and beverage industries with sales and manufacturing sites in North America, Europe, India, Latin America and Asia Pacific. For more information about DLPS, please visit our Web site at www.liquidpackaging.dupont.com.

About DuPont

DuPont is a science company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere. Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel. For information about DuPont, please visit our Web site at www.dupont.com.

About Exopack Holding Corp.

Currently managing seventeen production facilities strategically positioned across North America and the United Kingdom, as well as a global network of alliance partners, Exopack is an established leader in the development, manufacture, and sourcing of paper and plastic flexible solutions for various consumer and industrial end-use markets. Both Exopack Holding Corp. and Exopack Performance Films Inc. are affiliate companies of Sun Capital Partners, Inc. For more information, please visit www.exopack.com or call (877) 447-3539.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 165 companies worldwide with combined sales in excess of $35.0 billion. Sun Capital has offices in Boca Raton, Los Angeles, New York, and affiliates with offices in London, Shenzhen, and Tokyo.

For further information, contact:

Roger Goodman

Public Affairs Manager

DuPont Canada

(905) 821-5625

roger.h.goodman@can.dupont.com

Gail Sawchuk-Grieve

Marketing Communications

DuPont Liquid Packaging Systems

(905) 821-5564

gail.g.sawchuk-grieve@can.dupont.com

Chris Swalm

Corporate Marketing Manager

Exopack Holding Corp.

(864) 596-7140

chris.swalm@exopack.com

EXOPACK™ is a trademark of Exopack, L.L.C

The DuPont Oval Logo is a registered trademark of E. I. du Pont de Nemours and Company. Liqui-Box

Canada Inc. is a licensee.

Dartek® is a registered trademark of Liqui-Box Canada Inc.

Sclairfilm® is a registered trademark of Nova Chemicals Corporation. Used under license.